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                                                                    Exhibit 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated February 14, 2003 relating to the financial statements, which appears in the 2002 Annual Report to Stockholders, which is incorporated by reference in Baxter International Inc.'s Annual Report on Form 10-K for the year ended December 31, 2002. We also consent to the incorporation by reference of our report dated February 14, 2003 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K. We also consent to the reference to us as experts under the heading "Independent Accountants" and the reference to us in the first sentence under the heading "Selected Financial Information" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Chicago, Illinois

September 29, 2003